Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Harvest Capital Credit Corporation of our report dated March 31, 2014 relating to the financial statements and financial statement schedules of Harvest Capital Credit Corporation, which appear in such Registration Statement. We also consent to the references to us under the heading “Senior Securities” and as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
November 7, 2014